Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-130089

Pricing Supplement No. 19 dated May 8, 2006.
(To Prospectus dated April 12, 2006 and Prospectus
Supplement dated April 12, 2006)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

        Fixed Rate IncomeNotes(sm) (that are also asset-backed securities)
                        Issued through and Obligations of

                   Hartford Life Global Funding Trust 2006-055
                                (Issuing Entity)

                      6.00% Callable Notes due May 15, 2015

The description in this pricing supplement of the particular terms of the 6.00% IncomeNotes(sm) (that are also asset-backed securities) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                                PROVISIONS RELATING TO THE NOTES

Interest Rate:             6.00%                 Trade Date:                May 15, 2006

Price to Public:           100%                  Issuance Date:             May 18, 2006

Agent's Discount:          1.45%                 Stated Maturity Date:      May 15, 2015

CUSIP Number:              41659FKD5             Initial Interest Payment Date: November 15, 2006

Day Count Convention:      30/360                Interest Payment Frequency: Semi-Annually
                                                 Regular Record Dates:  15 days prior to any
Optional Redemption:       Yes [X] No [ ]        Interest Payment Date.
Optional Redemption Date:  May 15, 2008          The Survivor's Option [X] is [ ] is not
  or any Interest Payment Date thereafter.       available
  Initial Redemption Percentage: 100%              Annual Put Limitation: $1 million or 1%
  Annual Percentage Reduction: N/A                 Individual Put Limitation: $250,000
  Redemption may be: [X] In whole only.            Trust Put Limitation: N/A
                     [ ] In whole or in part.    Authorized Denominations: $1,000 integral
                                                 amounts.
Securities Exchange Listing:   None.             Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.


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

Agents : Bear, Stearns & Co. Inc.; A.G. Edwards & Sons, Inc.; Banc of America Securities LLC; Charles Schwab & Co., Inc.; Citigroup; Fidelity Capital Markets Services, a division of National Financial Services, LLC; Merrill Lynch & Co.; Morgan Stanley; Piper Jaffray & Co.; Raymond James; RBC Dain Rauscher, Inc.; Scott & Stringfellow, Inc.; UBS Financial Services, Inc.; Wachovia Securities


                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Interest Rate:              6.00%                 Effective Date:                     May 18, 2006

Funding Agreement:          FA-406055             Stated Maturity Date:               May 15, 2015

Day Count Convention:       30/360                Initial Interest Payment Date: November 15, 2006
Special Tax Considerations: None.                 Interest Payment Frequency:
                                                  Semi-Annually
Optional Redemption:      Yes [X] No [ ]          Survivor Option:  Under the Funding
Optional Redemption Date: May 15, 2008              Agreement, Hartford Life Insurance
  or any Interest Payment Date thereafter.          Company [X] is [ ] is not required to
  Initial Redemption Percentage:   100%             provide the Trust with amounts it needs to
  Annual Percentage Reduction:    N/A               honor valid exercises of the Survivor's
  Redemption may be: [X] In whole only.             Option.
                     [ ] In whole or in part.
                                                  Other Provisions Relating to the Funding
                                                  Agreement: None.


Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by John
F. Kennedy, Associate Counsel.


           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of May 18, 2006, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of May 18, 2006, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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